Filed pursuant to Rule 433
Registration Statement 333-170696

Israel Bonds Current Investment Rates	Development Corporation for Israel/Israel Bonds israelbonds.com
Valid April 8, 2012 - April 14, 2012

JUBILEE ISSUE BONDS Seventh Series			Minimum Subscription: $25,000 and increments of $5,000
BOND	RATE	MATURITY DATE
2-Year	1.24%	April 1, 2014	■ Issued on the 1st, 8th, 15th and 22nd of each month. ■ Interest paid every May 1st and November 1st. ■ 1-Year Jubilee Bonds are not offered in this sales period.
3-Year	1.61%	April 1, 2015
5-Year	2.40%	April 1, 2017
10-Year	4.00%	April 1, 2022

MACCABEE ISSUE BONDS Seventh Series			Minimum Subscription: $5,000 and increments of $1,000
BOND	RATE	MATURITY DATE
2-Year	1.00%	April 1, 2014	■ Issued on the 1st, 8th, 15th and 22nd of each month. ■ Interest paid every May 1st and November 1st. ■ 1-Year and 10-Year Maccabee Bonds are not offered in this sales period.
3-Year	1.36%	April 1, 2015
5-Year	2.15%	April 1, 2017

SABRA SAVINGS BONDS Fourth Series				Minimum Subscription: $1,000 and increments of $500
BOND	RATE	MATURITY DATE	MATURITY PAYMENT PER $1000 AT MATURITY	■ Issued on the 1st, 8th, 15th and 22nd of each month. ■ Maturity value and rate may be rounded. ■ 1-Year, 2-Year, 5-Year and 10-Year Sabra Bonds are not offered in this sales period.
3-Year	1.26%	April 1, 2015	$1,037.78

MAZEL TOV BONDS Fourth Series				Minimum Subscription: $100 and increments of $10
BOND	RATE	MATURITY DATE	MATURITY PAYMENT PER $100 AT MATURITY

■    Issued on the 1st of the month.

■    Maximum allowable amount purchased by one person on a specific date, registered in the name of one holder, is $2,500.

■    10-Year Mazel Tov Bonds are not offered in this sales period.

■    Maturity value and rate may be rounded.

5-Year	1.61%	May 1, 2017	$108.32

FLOATING RATE LIBOR BONDS Tenth Series				Minimum Subscription: $5,000 and increments of $1,000
BOND	RATE	MATURITY DATE	BASIS POINTS
2-Year	1.2000%	April 1, 2014	+45 bp

■    Issued on the 1st, 8th, 15th and 22nd of each month.

■    Initial interest rate is equal to the 6-month LIBOR rate in effect on the initial interest determination date, plus or minus the spread listed above in basis points. The spread remains fixed until maturity, but the interest rate is adjusted semi-annually after the initial interest period.

■    Interest paid every June 1st and December 1st.

■    1-Year, 3-Year Financing and 10-Year Floating Rate LIBOR Bonds are not offered in this sales period.

Minimum Financing Subscription: $100,000 and increments of $25,000

*May only be purchased if financed by an Authorized Institutional Lender, as such term is defined in the prospectus supplement. For a list of Authorized Institutional Lenders, visit israelbonds.com.

3-Year	1.2500%	April 1, 2015	+50 bp
5-Year	1.3500%	April 1, 2017	+60 bp
2-Year Financing*	1.5000%	April 1, 2014	+75 bp

Issues subject to availability. Bonds will not earn or accrue interest after maturity. Interest rates are determined and announced prior to the applicable issue date of the bond. Bonds are being issued in book-entry form. Certificates will be issued only to government agencies, pension funds, financial institutions and Employee Benefit Plans by request at the time of purchase. The above rates are valid only for the period specified. For current rates, please visit our website. The bonds may not be transferred, sold or pledged (except under certain limited circumstances).

The State of Israel has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the State of Israel has filed with the SEC for more complete information about the issuer and the offering. You may get these documents for free by visiting EDGAR on the SEC Website at sec.gov. Alternatively, the State of Israel or Development Corporation for Israel will arrange to send you the prospectus and prospectus supplement if you request. To request a prospectus please call 1.888.519.4111 or visit us at israelbonds.com

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